Exhibit 99.1

Cross Border Resources to Webcast Its Global Hunter Securities Conference Presentation

[18-July-2011]

SAN ANTONIO, July 18, 2011 /PRNewswire/ -- Cross Border Resources, Inc. (OTCQX: XBOR) ("Cross Border" or the "Company"), an oil and gas exploration company, announced today it will webcast the presentation of its Chairman and CEO, E. Will Gray II, at the 2011 Global Hunter Securities Conference. The conference is under way this week in San Francisco.

Mr. Gray's presentation is scheduled to start at 1 p.m. Pacific Time ( 3 p.m. Central Time/ 4 p.m. Eastern Time) on Tuesday, July 19, 2011. The live audio webcast with corresponding slide presentation will be available at http://www.wsw.com/webcast/ghs2/xbor/ or on Cross Border's website, http://www.xbres.com in the Investor Relations section. The webcast will be archived on the Company's website for 60 days.

About Cross Border Resources, Inc.

Cross Border Resources is an oil and gas exploration company, headquartered in San Antonio, Texas, focusing on non-operated opportunities with proven operators within the Permian Basin. Cross Border consists of over 800,000 gross (approximately 300,000 net) mineral and lease acres within the state of New Mexico targeting various emerging plays including the 1st & 2nd Bone Spring, and more conventional plays such as the Abo, Yeso, and San Andres as well as our Wolfberry acreage located in West Texas. Cross Border Resources currently owns approximately 31,000 net acres within the Permian Basin. For more information about Cross Border Resources, please visit http://www.xbres.com.

Forward Looking Statements

This news release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom the Company has contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and our ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases. Additional information on risks for the Company can be found in the Company's filings with the US Securities and Exchange Commission.

Investor Relations Contact:

Jon Cunningham
RedChip Companies, Inc.
Tel: +1-800-733-2447, Ext. 107
jon@redchip.com
http://www.redchip.com

Company Contacts:
Cross Border Resources, Inc.
Everett Willard "Will" Gray II
willg@xbres.com
or
P. Mark Stark
marks@xbres.com